EXHIBIT 5.1



                [Letterhead of Brown Rudnick Berlack Israels LLP]



April 10, 2002


Board of Directors
Cimnet, Inc.
946 West Penn Avenue
Robesonia, PA 19551

         Re:  Cimnet, Inc., a Delaware corporation (the "Company")

Gentlemen:

         We have acted as the Company's counsel in connection with the preparation and filing of that certain Registration Statement on Form SB-2 (the "Registration Statement") to be filed with the Securities and Exchange Commission in connection with the registration of 1,046,965 shares (the "Shares") of the Company's common stock, par value $.0001 per share (the "Common Stock"). The Shares consist of the following:

         (a) 746,965 shares of Common Stock issuable upon the conversion of shares of the Company's Series A Preferred Stock issued to General Electric Company (the "Selling Stockholder");

         (b) 200,000 shares of Common Stock issuable upon the exercise of warrants issued to the Selling Stockholder (the "Warrants"); and

         (c)  100,000 shares of Common Stock issued to the Selling Stockholder.

         As your counsel, we have examined such matters and documents as we have deemed necessary or relevant as a basis for this opinion and have relied as to certain factual matters on information customarily provided by the Company. Based on these examinations and the factual information provided to us, it is our opinion that (1) the Shares described above in clauses "(a)" will be legally issued, fully paid and non-assessable when issued in accordance with the terms of the Series A Preferred Stock, (2) the Shares described above in clauses "(b)" will be legally issued, fully paid and non-assessable when issued in accordance with the terms of the Warrants, and (3) the Shares described above in clause "(c)" have been legally issued and are fully paid and non-assessable.

         The Company is a Delaware corporation. We are not admitted to practice in Delaware. However, we are familiar with the Delaware General Corporation Law and have made such review thereof as we consider necessary for the purpose of this opinion. Therefore, this opinion is limited to the present laws of the State of Delaware and the present federal laws of the United States of America.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters."

                                       Very truly yours,

                                       /s/ BROWN RUDNICK BERLACK ISRAELS LLP
                                       -----------------------------------------
                                       Brown Rudnick Berlack Israels LLP